Exhibit 4.3

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated April 29, 2010 is made by Allbritton Communications Company, a Delaware corporation (the “Borrower”), and the Persons listed on the signature pages hereof (the Borrower and the Persons so listed being, collectively, the “Grantors”) in favor of Bank of America, N.A., as agent (together with any successor agents appointed pursuant to the Credit Agreement (as hereinafter defined), the “Agent”) for the Secured Parties (as defined in the Security Agreement referred to below).

WHEREAS, Allbritton Communications Company, a Delaware corporation, has entered into a Credit Agreement dated as of August 23, 2005 (as amended as of December 31, 2008, November 13, 2009 and April 29, 2010, and as the same may be further amended, amended and restated, extended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with Bank of America, N.A., as Agent, Deutsche Bank Securities, Inc., as Syndication Agent and the Banks party thereto. Terms defined in the Credit Agreement or in the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or in the Security Agreement, as applicable.

WHEREAS, it is a condition precedent to Amendment No. 3 to Credit Agreement and Amendment No. 2 to Collateral Assignment dated as of even date herewith that the Grantors shall have executed and delivered that certain Security Agreement dated April 29, 2010 made by the Grantors to the Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Agent for the ratable benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

a) the patents and patent applications set forth in Schedule A hereto (the “Patents”);

b) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

c) all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Grantor, including, without limitation, the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

d) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

e) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

f) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

SECTION 2. Security for Obligations. The grant of a security interest in the Collateral by each Grantor under this IP Security Agreement secures the payment of all Obligations of such Grantor now or hereafter existing under or in respect of the Loan Documents, the Secured Cash Management Agreements and the Secured Interest Rate Protection Agreements whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this IP Security Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and that would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3. Recordation. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4. Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6. Governing Law. This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

ALLBRITTON COMMUNICATIONS COMPANY

By	/s/ Stephen P. Gibson
Name:	Stephen P. Gibson
Title:	Senior Vice President

ALLFINCO, INC.

By	/s/ Stephen P. Gibson
Name:	Stephen P. Gibson
Title:	Vice President

KATV, LLC

By	/s/ Stephen P. Gibson
Name:	Stephen P. Gibson
Title:	Vice President

KTUL, LLC

By	/s/ Stephen P. Gibson
Name:	Stephen P. Gibson
Title:	Vice President

WSET, INCORPORATED

By	/s/ Stephen P. Gibson
Name:	Stephen P. Gibson
Title:	Vice President

[Signature Page to the IP Security Agreement]

ALLBRITTON TELEVISION PRODUCTIONS, INC.

By	/s/ Stephen P. Gibson
Name:	Stephen P. Gibson
Title:	Vice President

TV ALABAMA, INC.

By	/s/ Stephen P. Gibson
Name:	Stephen P. Gibson
Title:	Vice President

HARRISBURG TELEVISION, INC.

By	/s/ Stephen P. Gibson
Name:	Stephen P. Gibson
Title:	Vice President

ACC LICENSEE INC.

By	/s/ Stephen P. Gibson
Name:	Stephen P. Gibson
Title:	Vice President

[Signature Page to the IP Security Agreement]